Law Offices of Keller Rohrback P.L.C.	Suite 1400 3101 N. Central Avenue Phoenix, Arizona 85012-2643 telephone (602) 248-0088 facsimile (602) 248-2822 Attorneys at Law

May 15, 2009

Charmed Homes Inc. 60 Mt. Kidd Point SE Calgary, Alberta T2Z 3C5 Canada Attn: Board of Directors

Re:           Registration Statement on Form S-4

Dear Board of Directors:

In connection with the registration by Charmed Homes Inc. (the "Company") on Form S-4 (the "Registration Statement") providing registration under the Securities Act of 1933, as amended, of 8,889,304 shares of Common Stock, options to purchase 1,200,729 shares of Common Stock, and warrants to purchase 559,278 shares of Common Stock (collectively, the "Securities"), to be issued in connection with the Company's proposed merger pursuant to the Merger Agreement, dated January 8, 2009, by and among the Company, Charmed Homes Subsidiary, Inc., certain shareholders and IntelaSight, Inc. (the "Merger Agreement"), we are furnishing the following opinion as special counsel to the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement, such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due execution of such documents.

Our opinion is expressed only with respect to the federal laws of the United States of America and the Business Corporation Act of the State of Nevada, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Securities (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, and (ii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Securities when issued and sold in accordance with the transactions described in the Registration Statement, and in accordance with the securities laws of the various states in which they may be issued, will be validly issued, fully paid and nonassessable.

As special counsel to the Company, we hereby consent to the reference to this firm under the caption "Legal Matters" contained in the Prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ KELLER ROHRBACK, P.L.C.

Affiliate:  Keller Rohrback  L.L.P.
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